Exhibit 99.1

ITC HOLDINGS REPORTS INCREASED FOURTH

QUARTER AND YEAR-END 2011 RESULTS; UPDATES

STAND-ALONE FIVE-YEAR CAPITAL INVESTMENT PLAN

NOVI, Mich., February 21, 2012

Highlights

•	Full-year 2011 operating earnings of $3.35 per diluted common share; full-year 2011 reported earnings of $3.31 per diluted common share

•	Fourth quarter 2011 operating earnings of $0.86 per diluted common share; fourth quarter 2011 reported earnings of $0.82 per diluted common share

•	Full-year 2011 capital investments of $632.9 million

•	Reaffirmed 2012 operating earnings per share guidance of $3.90 to $4.05 per diluted common share, which excludes any Entergy transaction related expenses

•	Initiated 2012 capital expenditure guidance of $730 to $830 million

•	Updated stand-alone five-year capital investment plan of approximately $4.2 billion for 2012 through 2016

	Three months ended December 31,		Twelve months ended December 31,
(in thousands, except per share data)	2011	2010	2011	2010
OPERATING REVENUES	$201,610	$189,067	$757,397	$696,843

REPORTED NET INCOME	$42,663	$36,779	$171,685	$145,678

OPERATING EARNINGS	$44,863	$36,779	$174,048	$145,678

REPORTED DILUTED EPS	$0.82	$0.71	$3.31	$2.84

OPERATING DILUTED EPS	$0.86	$0.71	$3.35	$2.84

ITC Holdings Corp. (NYSE: ITC) today announced its reported fourth quarter and year-end results for the period ended December 31, 2011. Reported net income for the quarter, measured in accordance with Generally Accepted Accounting Principles (GAAP), was $42.7 million, or $0.82 per diluted common share, compared to $36.8 million, or $0.71 per diluted common share for the fourth quarter of 2010. For the year-ended December 31, 2011, reported net income was $171.7 million, or $3.31 per diluted common share, compared to $145.7 million, or $2.84 per diluted common share for the same period last year.

Operating earnings for the quarter were $44.9 million, or $0.86 per diluted common share, compared to operating earnings of $36.8 million, or $0.71 per diluted common share for the fourth quarter 2010. For the year ended December 31, 2011, operating earnings were $174.0 million, or $3.35 per diluted common share, compared to operating earnings of $145.7 million, or $2.84 for 2010. Operating earnings are non-GAAP measures that exclude the impact of after-tax expenses of approximately $7.0 million, or $0.13 per share, associated with the previously announced transaction with Entergy Corporation (Entergy) and a one-time, after-tax gain of approximately $4.6 million, or $0.09 per share, associated with the adoption of the Michigan Corporate Income Tax (CIT) as a replacement of the predecessor Michigan Business Tax.

For the year-ended December 31, 2011, ITC invested $632.9 million in capital projects at its operating companies, including $93.0 million, $156.9 million, $269.1 million and $113.9 million at ITCTransmission, METC, ITC Midwest and ITC Great Plains, respectively.

“For ITC, 2011 proved to be a year of significant accomplishments and milestones,” said Joseph L. Welch, chairman, president and CEO of ITC. “We completed the largest annual capital investment plan undertaken by the company, including significant investment in our development projects, continued our strong track record of operational excellence, reported solid financial results and announced a transformational transaction with Entergy Corporation. As we turn to 2012, we remain focused on continuing to implement our strategic plan, while simultaneously advancing our transaction with Entergy towards closing. I believe we are well positioned to execute on both of these initiatives.”

Operating earnings for the fourth quarter of 2011 increased $8.1 million, or $0.15 per diluted common share, compared to the same period in 2010. For the year-ended December 31, 2011, operating earnings increased $28.3 million, or $0.51 per diluted common share, compared to the same period last year. Key drivers that contributed to these results include:

•	An increase in operating earnings for the quarter and the year-to-date period due to higher rate base and AFUDC at our operating companies resulting from our capital investments.

•

Partially offsetting this increase in operating earnings for the quarter and the year-to-date period was the impact of the expiration in May 2011 of the amortization of the ITCTransmission rate freeze revenue deferral.

2012 Guidance

For 2012, ITC is reaffirming its full year operating earnings guidance of $3.90 to $4.05 per share, excluding expenses associated with implementing the transaction with Entergy announced on December 5, 2011. ITC is also initiating 2012 capital guidance of $730 to $830 million, which includes $185 to $210 million, $155 to $180 million, $295 to $325 million and $95 to $115 million for ITCTransmission, METC, ITC Midwest and ITC Great Plains, respectively.

Five-Year Capital Investment Plan

ITC today also updated its stand-alone five-year capital investment plan for the period 2012 to 2016. The new five-year plan reflects expected investments of approximately $4.2 billion over this period, including approximately $2.45 billion in ITC’s base operating companies primarily to improve reliability, replace aging infrastructure and to upgrade the network to support new generator interconnections, and approximately $1.73 billion in development projects. The stand-alone five-year plan does not, however, include any impacts associated with ITC’s recently announced transaction with Entergy.

The five-year capital investment plan is projected to increase ITC’s stand-alone consolidated rate base plus construction work in progress balances not included in rate base from approximately $3.2 billion at the end of 2011 to approximately $6.3 billion at the end of 2016. This increase in projected rate base is expected to result in compound annual growth in earnings per share in the range of 15 to 17 percent over this period.

Fourth Quarter 2011 Operating Earnings Financial Results Detail

ITC’s operating revenues for the fourth quarter increased to $201.6 million from $189.1 million for the same period last year. This increase was primarily due to higher network revenues attributable to higher rate base at all of our regulated operating subsidiaries and higher recoverable expenses due to higher operating costs. In addition, the increase resulted from higher regional cost sharing revenues primarily due to additional capital projects being placed into service that have been identified by the Midwest Independent Transmission System Operator, Inc. (MISO) as eligible for regional cost sharing. Partially offsetting these increases was the impact of the final monthly recognition of the ITCTransmission rate freeze revenue deferral in May 2011. Increases in operating revenues were further offset by lower point-to-point revenues primarily due to fewer point-to-point reservations and lower scheduling, control and dispatch revenues resulting from a change in MISO’s revenue distribution methodology for these types of revenues in 2011 as compared to 2010.

Operation and maintenance (O&M) expenses of $36.8 million were $3.8 million lower compared to the fourth quarter of 2010. This decrease was primarily due to lower vegetation management requirements and lower substation facility maintenance expenses. These decreases were partially offset by incremental expenses associated with inspections of the transmission system facilities.

General and administrative (G&A) expenses of $19.5 million, which excludes $8.4 million of pre-tax expenses related to the Entergy transaction, were $5.3 million lower compared to the same period in 2010 due to lower compensation expense and lower professional and advisory services.

Depreciation and amortization expenses of $24.6 million increased by $3.2 million during the fourth quarter of 2011 compared to the same period in 2010. This increase was primarily due to a higher depreciable base resulting from property, plant and equipment additions.

Taxes other than income taxes of $13.8 million were $1.7 million higher than the same period in 2010. This increase was due to the impact of 2010 capital additions at our MISO regulated operating subsidiaries, which are included in the tax base for purposes of calculating 2011 personal property taxes.

Interest expense of $36.9 million was largely consistent when compared to the same period in 2010.

The effective income tax rate for the fourth quarter of 2011 was 39.9 percent, excluding the impacts of both a one-time reduction to the income tax provision of $4.6 million associated with the adoption of the CIT and a reduction to income taxes of approximately $1.6 million associated with the Entergy transaction expenses, compared to 34.1 percent the same period last year.

Year-End 2011 Operating Earnings Financial Results Detail

ITC’s operating revenues for the year-ended December 31, 2011 increased to $757.4 million from $696.8 million for the same period last year. This increase was primarily due to higher network revenues attributable to higher rate base at all of our regulated operating subsidiaries and higher recoverable expenses due to higher operating costs. In addition, the increase resulted from higher regional cost sharing revenues primarily due to additional capital projects being placed into service that have been identified by MISO as eligible for regional cost sharing. Partially offsetting these increases was the impact of the final monthly recognition of the ITCTransmission rate freeze revenue deferral in May 2011. Increases in operating revenues were further offset by lower point-to-point revenues primarily due to fewer point-to-point reservations and lower scheduling, control and dispatch revenues resulting from a change in MISO’s revenue distribution methodology for these types of revenues in 2011 compared to 2010.

O&M expenses of $129.3 million were $2.8 million higher for the twelve months ended December 31, 2011 compared to the same period in 2010. This increase was a result of higher expenses associated with NERC compliance activities, higher vehicle and equipment expenses, higher operating and training expenses, and incremental expenses associated with inspections of the transmission system facilities. These increases were partially offset by lower vegetation management requirements, lower substation facility maintenance expenses and lower structure maintenance in 2011.

G&A expenses of $74.2 million, which excludes $8.6 million of pre-tax expenses related to the Entergy transaction, were $3.9 million lower compared to the same period in 2010. This decrease was primarily due to lower compensation expense and the reduction of expenses in the first quarter of 2011 in connection with the recognition of the Kansas V-Plan Project regulatory asset. These decreases were partially offset by increased information technology support for new applications.

Depreciation and amortization expenses of $95.0 million increased by $8.0 million for the twelve months ended December 31, 2011 compared to the same period in 2010. This increase was primarily due to a higher depreciable base resulting from property, plant and equipment additions.

Taxes other than income taxes of $53.4 million were $5.2 million higher compared to the same period in 2010. This increase was due to the impact of 2010 capital additions at our MISO regulated operating subsidiaries, which are included in the tax base for purposes of calculating 2011 personal property taxes.

Interest expense of $146.9 million increased $4.3 million for the full-year 2011 compared to the same period in 2010, primarily due to higher borrowing levels to finance capital expenditures, partially offset by lower interest rates.

The effective income tax rate for the twelve months ended December 31, 2011 was 36.7 percent, excluding the impacts of both a one-time reduction to the income tax provision of $4.6 million associated with the adoption of the CIT and a reduction to income taxes of approximately $1.6 million associated with the Entergy transaction expenses, compared to 36.1 percent in 2010.

Fourth Quarter and Year-End Conference Call

ITC will conduct a conference call on Wednesday, February 22, 2012 at 11 a.m. Eastern to discuss year-end 2011 results, provide an update on the previously announced transaction with Entergy and review ITC’s updated stand-alone five-year plan, including capital investment plans and related financial forecasts. Joseph L. Welch, chairman, president and CEO, will provide a business and strategy overview, and Cameron M. Bready, executive vice president and CFO, will discuss the financial results and forecasts. Individuals wishing to participate in the conference call may dial toll-free (877) 644-1296 (domestic) or (914) 495-8555 (international); there is no passcode. A listen-only live webcast of the conference call, including accompanying slides and the Earnings Release, will be available on the investor information page. The conference call replay, available through Wednesday, March 7, 2012, can be accessed by dialing (855) 859-2056 (toll free) or (404) 537-3406, passcode 46891456. The webcast will also be archived on the ITC website.

Other Available Information

More detail about the year-end 2011 results may be found in ITC’s Form 10-K filing. Once filed with the Securities and Exchange Commission, an electronic copy of our 10-K can be found at our website, http://investor.itc-holdings.com. Written copies can also be made available by contacting us through our website.

About ITC Holdings Corp.

ITC Holdings Corp. (NYSE: ITC) is the nation’s largest independent electric transmission company. Based in Novi, Michigan, ITC invests in the electric transmission grid to improve reliability, expand access to markets, lower the overall cost of delivered energy and allow new generating resources to interconnect to its transmission systems. ITC’s regulated operating subsidiaries include ITCTransmission, Michigan Electric Transmission Company, ITC Midwest and ITC Great Plains. Through these subsidiaries, ITC owns and operates high-voltage transmission facilities in Michigan, Iowa, Minnesota, Illinois, Missouri and Kansas, serving a combined peak load exceeding 26,000 megawatts along 15,000 circuit miles of transmission line. Through ITC Grid Development and its subsidiaries, the company also focuses on expansion in areas where significant transmission system improvements are needed. For more information, please visit ITC’s website. (itc-ITC)

GAAP v. Non-GAAP Measures

ITC’s reported earnings are prepared in accordance with GAAP and represent earnings as reported to the Securities and Exchange Commission. ITC’s management believes the company’s operating earnings, or GAAP earnings adjusted for specific items as described in the release, provide a more meaningful representation of the company’s fundamental earnings power. However, such measures should not be considered in isolation or as substitutes for results prepared in accordance with GAAP.

Safe Harbor Statement

This press release contains certain statements that describe our management’s beliefs concerning future business conditions, plans and prospects, growth opportunities and the outlook for our business and the electricity transmission industry based upon information currently available. Such statements are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Wherever possible, we have identified these forward-looking statements by words such as “will,” “may,” “anticipates,” “believes,” “intends,” “estimates,” “expects,” “projects” and similar phrases. These forward-looking statements are based upon assumptions our management believes are reasonable. Such forward looking statements are subject to risks and uncertainties which could cause our actual results, performance and achievements to differ materially from those expressed in, or implied by, these statements, including, among others, the risks and uncertainties disclosed in our annual report on Form 10-K and our quarterly reports on Form 10-Q filed with the Securities and Exchange Commission from time to time.

Because our forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different and any or all of our forward-looking statements may turn out to be wrong. Forward-looking statements speak only as of the date made and can be affected by assumptions we might make or by known or unknown risks and uncertainties. Many factors mentioned in our discussion in this release and in our annual and quarterly reports will be important in determining future results. Consequently, we cannot assure you that our expectations or forecasts expressed in such forward-looking statements will be achieved. Actual future results may vary materially. Except as required by law, we undertake no obligation to publicly update any of our forward-looking or other statements, whether as a result of new information, future events, or otherwise.

Investor/Analyst contact: Gretchen Holloway, 248-946-3595; gholloway@itctransco.com

Media contact: Robert Doetsch, 248-946-3493; rdoetsch@itctransco.com

ITC HOLDINGS CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended		Twelve months ended
	December 31,		December 31,
(in thousands, except per share data)	2011	2010	2011	2010
OPERATING REVENUES	$201,610	$189,067	$757,397	$696,843
OPERATING EXPENSES
Operation and maintenance	36,802	40,557	129,288	126,528
General and administrative	27,875	24,727	82,790	78,120
Depreciation and amortization	24,643	21,438	94,981	86,976
Taxes other than income taxes	13,810	12,118	53,430	48,195
Other operating (income) and expense — net	(233)	365	(844)	(297)

Total operating expenses	102,897	99,205	359,645	339,522

OPERATING INCOME	98,713	89,862	397,752	357,321
OTHER EXPENSES (INCOME)
Interest expense	36,927	36,103	146,936	142,553
Allowance for equity funds used during construction	(4,621)	(3,249)	(16,699)	(13,412)
Other income	(692)	318	(2,881)	(2,340)
Other expense	853	863	3,962	2,588

Total other expenses (income)	32,467	34,035	131,318	129,389

INCOME BEFORE INCOME TAXES	66,246	55,827	266,434	227,932
INCOME TAX PROVISION	23,583	19,048	94,749	82,254

NET INCOME	$42,663	$36,779	$171,685	$145,678

Basic earnings per common share	$0.83	$0.73	$3.36	$2.89
Reported diluted earnings per common share	$0.82	$0.71	$3.31	$2.84
Operating diluted earnings per common share	$0.86	$0.71	$3.35	$2.84
Dividends declared per common share	$0.353	$0.335	$1.375	$1.310

RECONCILIATION OF REPORTED NET INCOME (GAAP) TO OPERATING EARNINGS (NON-GAAP MEASURE)—UNAUDITED

	Three months ended		Twelve months ended
	December 31,		December 31,
	2011	2010	2011	2010
Reported net income	$42,663	$36,779	$171,685	$145,678
Pre-tax Entergy transaction related expenses	8,416	N/A	8,616	N/A
One-time CIT adjustment	(4,652)	N/A	(4,652)	N/A
Income taxes on adjustments	(1,564)	N/A	(1,601)	N/A

Operating earnings	$44,863	$36,779	$174,048	$145,678

RECONCILIATION OF REPORTED DILUTED EPS (GAAP) TO OPERATING DILUTED EPS (NON-GAAP MEASURE)—UNAUDITED

	Three months ended		Twelve months ended
	December 31,		December 31,
	2011	2010	2011	2010
Reported diluted EPS	$0.82	$0.71	$3.31	$2.84
Pre-tax Entergy transaction related expenses	0.16	N/A	0.16	N/A
One-time CIT adjustment	(0.09)	N/A	(0.09)	N/A
Income taxes on adjustments	(0.03)	N/A	(0.03)	N/A

Operating diluted EPS	$0.86	$0.71	$3.35	$2.84

ITC HOLDINGS CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	December 31,	December 31,
(in thousands, except share data)	2011	2010
ASSETS
Current assets
Cash and cash equivalents	$58,344	$95,109
Accounts receivable	76,895	80,417
Inventory	34,855	42,286
Deferred income taxes	20,636	—
Regulatory assets — revenue accrual, including accrued interest	6,639	28,637
Other	4,159	5,293

Total current assets	201,528	251,742
Property, plant and equipment (net of accumulated depreciation and amortization of $1,193,164 and $1,129,669, respectively)	3,415,823	2,872,277
Other assets
Goodwill	950,163	950,163
Intangible assets (net of accumulated amortization of $15,276 and $12,176, respectively)	46,885	49,985
Other regulatory assets	161,987	138,152
Deferred financing fees (net of accumulated amortization of $14,594 and $11,750, respectively)	20,989	19,949
Other	25,991	25,605

Total other assets	1,206,015	1,183,854

TOTAL ASSETS	$4,823,366	$4,307,873

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$136,934	$66,953
Accrued payroll	18,013	18,606
Accrued interest	43,642	42,725
Accrued taxes	25,627	19,461
Regulatory liabilities — revenue deferral, including accrued interest	46,579	17,658
Refundable deposits from generators for transmission network upgrades	38,805	10,492
Other	5,867	6,509

Total current liabilities	315,467	182,404
Accrued pension and postretirement liabilities	44,923	35,811
Deferred income taxes	373,268	314,979
Regulatory liabilities — revenue deferral, including accrued interest	50,917	43,202
Regulatory liabilities — accrued asset removal costs	83,934	90,987
Refundable deposits from generators for transmission network upgrades	14,570	14,515
Other	36,373	11,646
Long-term debt	2,645,022	2,496,896
Commitments and contingent liabilities
STOCKHOLDERS’ EQUITY
Common stock, without par value, 100,000,000 shares authorized, 51,323,368 and 50,715,805 shares issued and outstanding at December 31, 2011 and December 31, 2010, respectively	943,444	886,808
Retained earnings	330,816	229,437
Accumulated other comprehensive (loss) income	(15,368)	1,188

Total stockholders’ equity	1,258,892	1,117,433

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$4,823,366	$4,307,873

ITC HOLDINGS CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Twelve months ended December 31,
(in thousands)	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$171,685	$145,678
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	94,981	86,976
Recognition of and refund and collection of revenue accruals and deferrals — including accrued interest	56,944	121,315
Deferred income tax expense	30,797	76,746
Allowance for equity funds used during construction	(16,699)	(13,412)
Recognition of ITC Great Plains regulatory assets	(2,011)	—
Other	15,372	14,311
Changes in assets and liabilities, exclusive of changes shown separately:
Accounts receivable	2,434	(9,479)
Inventory	7,431	(5,452)
Other current assets	1,134	(2,049)
Accounts payable	12,573	2,210
Accrued payroll	(1,096)	4,893
Accrued interest	917	3,626
Accrued taxes	34,279	(2,071)
Tax benefit for excess tax deduction of share based compensation	(28,114)	(320)
Other current liabilities	(246)	2,770
Other non-current assets and liabilities, net	535	(2,409)

Net cash provided by operating activities	380,916	423,333
CASH FLOWS FROM INVESTING ACTIVITIES
Expenditures for property, plant and equipment	(556,931)	(388,401)
Proceeds from sale of securities	3,839	14,576
Purchases of securities	(8,136)	(14,587)
Other	1,033	(449)

Net cash used in investing activities	(560,195)	(388,861)
CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of long-term debt	—	90,000
Borrowings under revolving credit agreements	1,065,215	475,627
Repayments of revolving credit agreements	(917,555)	(503,593)
Issuance of common stock	18,993	8,908
Dividends on common stock	(70,363)	(66,041)
Refundable deposits from generators for transmission network upgrades	35,768	21,618
Repayment of refundable deposits from generators for transmission network upgrades	(6,976)	(39,913)
Tax benefit for excess tax deductions of share-based compensation	28,114	320
Other	(10,682)	(1,142)

Net cash provided by (used in) financing activities	142,514	(14,216)

NET (DECREASE) / INCREASE IN CASH AND CASH EQUIVALENTS	(36,765)	20,256
CASH AND CASH EQUIVALENTS — Beginning of period	95,109	74,853

CASH AND CASH EQUIVALENTS — End of period	$58,344	$95,109